Contact:	Tammy Snook	Martha Schaefer
	SeaChange PR	SeaChange IR
	+1-407-667-9355	+1-978-897-0100 x3030
	tammy.snook@schange.com	martha.schaefer@schange.com

U.S. District Court Rules in Favor of SeaChange
in Patent Infringement Case

ACTON, Mass. (Oct. 9, 2012) – SeaChange International, Inc. (NASDAQ: SEAC), a leading global multi-screen video software innovator, today announced the United States District Court for the District of Delaware has ruled in its favor, rejecting allegations by Arris Group, Inc., that SeaChange had violated a 2006 injunction.

The now decades-old dispute began in 2001, when n-Cube Corporation (whose interest was later acquired by Arris Group) filed suit alleging that SeaChange’s ITV video system infringed an n-Cube patent. After an adverse ruling in 2002, SeaChange redesigned its video system to avoid infringement of the n-Cube patent. Seven years later, in 2009, Arris filed a motion alleging that SeaChange’s 2002 work-around violated the injunction entered in the n-Cube case.

In today’s decision, the Delaware Court rejected Arris’ allegations, holding that Arris failed to prove that SeaChange’s 2002 design-around infringed Arris’ patent.

“We are pleased the Court has recognized that SeaChange took appropriate steps after the 2001 litigation with n-Cube, and that SeaChange has at all times complied with the Court’s Order,” said SeaChange General Counsel David McEvoy.

“SeaChange provides the most innovative video delivery systems in the world and we are pleased that, with today’s rejection of Arris’ claim, the two companies can go back to competing in their respective markets on the strength of their technology and service, instead of in the Courts,” said SeaChange’s Chief Executive Officer Raghu Rau.

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About SeaChange International
Ranked among the top 250 software companies in the world, SeaChange International (NASDAQ: SEAC) enables transformative multi-screen video services through an open, cloud-based, intelligent software platform trusted by cable, IPTV and mobile operators globally. Personalized and fully monetized video experiences anytime on any device, in the home and everywhere, are the product of the Company's superior back office, advertising, and in-home offerings.

SeaChange's hundreds of customers are many of the world's most powerful media brands including all major cable operators in the Americas and Europe, and the largest telecom companies in the world. Headquartered in Acton, Massachusetts, SeaChange is TL 9000 certified and has product development, support and sales offices around the world. Visit www.schange.com.

This press release contains forward-looking statements with respect to SeaChange and a patent infringement lawsuit that involve risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including uncertainties or difficulties in defending the lawsuit, including the potential of appeal of the denial of the motion for contempt, as well as other factors described in SeaChange's Annual Report on Form 10-K for the year ended January 31, 2012. SeaChange disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

SeaChange is a registered trademark of SeaChange International Inc. in the U.S. and other countries.